Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made effective the 24th day of May, 2003, by and between Imagitrend, Inc., a Florida corporation ("Employer"), and Russell F. Haraburda, an individual ("President").

PREMISES

WHEREAS, the Employer desires to secure the services of the President pursuant to the terms and conditions of an employment agreement; and

WHEREAS, the President has the requisite skills and experience in managing a company in a business such as Employer and desires to enter into a written agreement to serve as President of Employer;

AGREEMENT

NOW THEREFORE, with the above provisions incorporated herein by this reference, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, the parties hereto mutually agree as follows:

1. Employment. The Employer employs the President and the President accepts employment as President of Employer upon the terms and conditions set forth in this Agreement.

2. Term. The term of this Agreement shall commence May 24, 2003, and shall continue for an initial term of five (5) years. This Agreement may be renewed at the end of the term for an additional term upon written notice of renewal, at President’s sole option. If there is no written notice of renewal, then the employment will continue on a month to month basis subject to termination by either party upon ninety (90) days written notice to the other party.

3.  Compensation. Employer agrees to compensate the President in the amount of $225,000.00 for each year that President serves as President of the Employer. This compensation will be paid in cash.

4.  Stock Bonuses. In addition to the cash compensation noted above, President shall be given an initial signing bonus of One Million Five Hundred Thousand (1,500,000) restricted shares of the Preferred Stock of Imagitrend, Inc.. These shares ("Compensation Shares") will be valued at par value of $0.001 per share, since there are no significant operations of Employer at this time, and there is no trading market or other comparable sales of the Preferred Stock at this early stage of Employer’s development. President shall, in addition to the initial signing bonus set forth above, be entitled to 500,000 restricted shares of Imagitrend, Inc. common stock each year as an added stock bonus, commencing on May 24, 2005. President shall also be entitled to such additional bonuses as Employer desires to give President, in Employer’s sole discretion, on at least an annual basis, taking into consideration the President’s productivity and the profitability of the Employer. This bonus is to be paid annually.

5. Securities Compliance

a)
President understands that Employer will not register the Compensation Shares under the Securities Act of 1933, as amended ("Securities Act") or any state securities law, but will instead issue the Compensation Shares in reliance upon exemptions from the registration and prospectus delivery requirements for transactions not involving a public offering. President further understands that the Compensation Shares will therefore be "restricted securities" within the meaning of the Securities Act and Rule 144 promulgated under the Securities Act ("Rule 144"). President represents that he is fully aware of the limitations on the resale of restricted securities set forth in Rule 144. President acknowledges that if Rule 144 is available, President may make only routine sales of the Compensation Shares and in limited amounts, in accordance with Rule 144. If Rule 144 is not available, Employer may refuse to transfer the Compensation Shares unless President or President's transferee furnishes Employer with either: i) a "no action" letter from the Securities and Exchange Commission; ii) an opinion of counsel that the transfer is proper; or iii) establishes, to Employer's satisfaction, than an exemption from registration is available. Employer's registrar and transfer agent will maintain a stop transfer order against the Compensation Shares. All certificates representing the Compensation Shares, and any and all certificates issued in replacement thereof or in exchange therefor, shall bear a legend, in substantially the following form, which President has read and understands:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE SECURITIES ACT"), AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF EMPLOYER."

b)	In order to provide documentation for Employer's reliance upon exemptions from registration and prospectus delivery requirements, President represents and warrants:

i.	President will acquire the Compensation Shares for investment purposes only and not with a view to public resale or distribution.

ii.	President will not sell, transfer or otherwise dispose of the Compensation Shares for value except in compliance with the Securities Act and the rules promulgated thereunder.

iii.
President's knowledge and experience in financial and business matters in general, and investments in particular, are such that President is capable of evaluating the merits of acquiring the Compensation Shares.

iv.	President understands the speculative nature of the Compensation Shares and the possibility of loss and is capable of bearing the economic risks of receiving the Compensation Shares.

v.
President has had an opportunity to ask questions of and obtain answers from Employer's representatives concerning the financial status of Employer and the Compensation Shares. President has also had the opportunity to examine Employer's disclosure documents that President believes are necessary to make an economic decision to accept the Compensation Shares.

6. Duties. During the term of this Agreement, President shall serve as the President of the Employer. President shall perform the tasks and have the rights, powers and obligations normally associated with the office of President. President agrees to serve in such offices or positions with Employer that Employer's board of directors ("Board of Directors") shall reasonably request.

7. Extent of Services/Conduct. The President may perform services for other organizations and volunteer for one or more charitable organizations provided that, in the reasonable judgment of the Board of Directors, such services do not interfere with and are not inconsistent with the President's duties and obligations under this Agreement.

8. Expenses. The President may incur reasonable expenses for promoting the Employer's business, including reasonable expenses for entertainment, travel, and similar items. The Employer will reimburse the President for all such expenses upon the President's periodic presentation of an itemized account of such expenditures.

9. Fringe Benefits. In addition to the compensation to the President under Paragraphs 3 and 4, the President shall be entitled to participate in any benefit plans adopted by the Employer, including, without limitation, health, retirement, disability, and life insurance benefit plans, but only to the extent that the President has satisfied the eligibility requirements of the respective plans.

10. Termination Upon Sale of Business. Employer may terminate this Agreement upon sixty (60) days written notice to the President upon the happening of any of the following events:

a)	The sale, by the Employer, of substantially all of its assets to a single purchaser or group of associated purchasers;

b)
The sale, exchange, or other disposition to a single entity or group of entities under common control in one transaction or series of related transactions of greater than fifty percent (50%) of the outstanding shares of the Employer's common stock;

c)	A decision by Employer to terminate its business and liquidate its assets; or

d)
The merger or consolidation of the Employer in a transaction in which the shareholders of the Employer receive less than fifty percent (50%) of the outstanding voting shares of the new or surviving corporation.

In the event of such termination, President shall be entitled to additional pay as follows: 2 years’ cash salary at the rate of $225,000 per year, payable in equal monthly payments over the 24 months following the termination, with such payments commencing on the 1st day of the month immediately following the termination. In addition to the cash salary due, President is also entitled to an additional payment of Two Million (2,000,000) shares of Preferred Stock, all of such shares due and payable on the day of termination.

11. Death During Employment. If the President dies during the term of this Agreement, then the Employer shall pay to the designated beneficiary of the President the compensation which would otherwise be payable to the President up to the end of the month in which such death occurs and this Agreement shall be terminated. If no beneficiary designation has been made by the President, then the compensation due hereunder shall be paid to the President's estate.

12. President Not Restricted by Other Agreement. The President hereby expressly represents, warrants, and covenants to the Employer that he is not bound, in any manner, by any agreement, whether written or oral, which would restrict him from performing any duties under this Agreement.

13. Survival. The provisions of this Agreement including, specifically, the President's represent-ation, covenants, and agreements set forth in Paragraph 5, shall survive the termination of this Agreement.

14. Indemnification. Employer shall hold harmless, defend, and indemnify President from all claims, demands, or causes of action brought, at any time, against President as a result of any of the following circumstances: (a) President’s providing services to Employer; (b) any action or inaction arising from or relating to the President’s position as President of Employer; or (c) any action taken or which should have been taken in the course and scope of President’s employment with Employer, or which arose from or related to such employment, including all costs for any judgment, settlement, attorney fees, legal defense, and other expenses related to same.

14. Entire Agreement. This Agreement constitutes the entire understanding between the parties and there are no covenants, conditions, representations, or agreements, oral or written, or any nature whatsoever, other than those herein continued.

15. Amendments. No amendment, alteration, or modification of this Agreement shall be binding upon the parties hereto unless said amendment, alteration, or modification is in writing and signed by all parties.

16. Waiver. The waiver of any term, condition, clause, or provision of this Agreement shall in no way we deemed or considered a waiver of any other term, condition, clause, or provision of this Agreement.

17. Severability. If any term, condition, clause, or provision of this Agreement shall be deemed to be void or invalid then that term, condition, clause, or provision shall be stricken from this Agreement to the extent it is held to be void or invalid, to be void or invalid and in all other respects this Agreement shall be valid and in full force and operation.

18. Notices. Any notice or other communication required or permitted hereunder shall be sent by United States certified mail, postage prepaid, addressed:

if to the Employer:
Imagitrend, Inc.
1900 Main Street, Suite 312
Sarasota, Florida 34236

and, if to the President:
Russell F. Haraburda
1900 Main Street, Suite 312
Sarasota, Florida 34236

or to such other person or address designated by the parties to receive notice. The date of the notice shall be the date of the mailing.

19. Additional Documents. The parties hereto agree to execute any and all additional papers and documents reasonably necessary or appropriate to effectuate the terms of this Agreement.

20. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Florida. Any legal action hereunder shall be properly commenced only in a federal or state court of competent jurisdiction in Sarasota County, Florida. The prevailing party in any such action shall be entitled to recover, in addition to any relief or award ordered by the court, a reasonable attorney fee and all costs of court.

21. Assignment. This Agreement shall not be assignable by any party to this Agreement, except upon the written consent of all parties hereto. The President shall not have the right to pledge, encumber, or dispose of the right to receive any payments under this Agreements, which payments and the right thereto are expressly declared to be non-assignable and nontransferable and, in the event of any attempted assignment or transfer, the Employer shall have not further liability hereunder.

22. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year first above written.

Imagitrend, Inc.                President

___/s/ Russell F. Haraburda_____________     __/s/ Russell F. Haraburda__________________
       Russell F. Haraburda
By: _Russell F. Haraburda, President_____
Name & Title